Exhibit 99.1

AXCELIS CFO TO RETIRE

BEVERLY, Mass.—September 30, 2010—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced that Stephen Bassett, the company’s Chief Financial Officer, will retire on March 31, 2011. The company has initiated a search for his successor.

Bassett joined Axcelis in 2003 as Executive Vice President and Chief Financial Officer. During his time with the company, he was instrumental in improving Axcelis’ business model by significantly reducing expenses and rebuilding its balance sheet.

“Steve has been a valuable member of the Axcelis leadership team over the last seven years. He has been an asset not only in leading the financial function, but in his many contributions to improving the financial health of the business overall,” noted Mary Puma, chairman and CEO.

“Axcelis is well positioned for future growth and profitability,” said Bassett. “I am proud of the changes we have made to put the company in a much stronger position in the last several years. I look forward to working closely with the team until my retirement.”

About Axcelis

Axcelis Technologies, Inc. (Nasdaq: ACLS) headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life support of ion implantation and cleaning systems. The company’s Internet address is: www.axcelis.com.

Company Contacts:

Maureen Hart (editorial/media) 978.787.4266

Maureen.hart@axcelis.com

Stephen Bassett (financial community) 978.787.4110

Stephen.bassett@axcelis.com